EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of JDA Software Group, Inc. on Form S-8 of our report which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, dated January 20, 2003, appearing in the Annual report on Form 10-K of JDA Software Group, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
December 18, 2003